Exhibit 99.1

BioXcel Therapeutics Appoints Vincent J. O’Neill M.D., as Senior Vice President and Chief Medical Officer

Dr. O’Neill takes on pivotal role as the Company moves its pipeline forward

BRANFORD, Conn., June 07, 2018 (GLOBE NEWSWIRE) — BioXcel Therapeutics, Inc. (“BTI”) (Nasdaq:BTAI), a clinical stage biopharmaceutical development company utilizing novel artificial intelligence to identify the next wave of medicines across neuroscience and immuno-oncology, today announced the appointment of Dr. Vincent J. O’Neill as Senior Vice President and Chief Medical Officer of BTI. Dr. O’Neill has served as Chief Medical Officer of BTI, on a consulting basis, since July 2017. He will continue to be responsible for the clinical strategy and development of BTI’s pipeline assets.

Dr. Vimal Mehta, Founder and Chief Executive Officer of BTI, commented, “We are excited to have Dr. O’Neill on the BTI team at this time when we are executing on our pipeline and moving towards clinical data. During his tenure thus far at BTI, Vince made a number of noteworthy contributions to BTI. He played a particularly important role in the success of our recent initial public offering, initiating our first-in-human clinical trial of BXCL501 and laying the foundation for clinical development of BXCL701. Vince has a wealth of experience in the biopharma landscape, particularly his clinical experience at Genentech. This coupled with his significant expertise in therapeutic development will play a crucial role in implementing and advancing BTI’s pipeline programs through clinical development and commercialization.”

Dr. O’Neill has over 16 years of therapeutic and diagnostic product development experience. He has held senior leadership roles at global pharmaceutical companies such as Genentech, Sanofi and GlaxoSmithKline. Prior to joining the Company, Dr. O’Neill served as the Senior Vice President and Chief Medical Officer at Mirna Therapeutics, where he was responsible for clinical development and medical affairs. At Genentech and GlaxoSmithKline (“GSK”), he oversaw the clinical and biomarker development programs for multiple oncology therapeutic assets. He was instrumental in the expanded approvals of Genentech’s oncology therapeutics, Avastin® and Tarceva®. At GSK, he managed the signal transduction discovery unit and led the first IND application and clinical trial of MEK inhibitor MEKINIST®.

Dr. O’Neill received his medical degree and B.Sc. in molecular pathology from the University of Glasgow. He has authored several peer-reviewed publications and conference presentations. Dr. O’Neill is also a member of the Royal College of Physicians.

“This role offers me a great opportunity to be a part of a team that is developing drugs that address major unmet medical needs,” said Dr. O’Neill. “BTI is at a transformative time of clinical development and the opportunity to grow our pipeline. I believe that BTI has the potential to be at the forefront of developing innovative therapies in neuroscience and immuno-oncology. I am looking forward to working closely with the entire team to bring novel therapies to the market.”

About BioXcel Therapeutics, Inc.:

BioXcel Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on drug development that utilizes novel artificial intelligence to identify the next wave of medicines across neuroscience and immuno-oncology. The company’s drug re-innovation approach leverages existing approved drugs and/or clinically validated product candidates together with big data and proprietary machine learning algorithms to identify new therapeutic indices. The company’s two most advanced clinical development programs are BXCL501, a sublingual thin film formulation designed for acute treatment of agitation resulting from neurological and psychiatric disorders, and BXCL701, an immuno-oncology agent designed for treatment of a rare form of prostate cancer and for treatment of pancreatic cancer.

Contact Information:

The Ruth Group

Lee Roth/ Janhavi Mohite

646-536-7012/ 7026

Iroth@theruthgroup.com/ jmohite@theruthgroup.com

Forward-Looking Statements:

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements that relate to the advancement and development of BXCL501 and BXCL701, the commencement of clinical trials, the availability of data from clinical trials and other information that is not historical information. When used herein, words such as “anticipate”, “being”, “will”, “plan”, “may”, “continue”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon BioXcel’s current expectations and various assumptions. BioXcel believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. BioXcel may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described under the caption “Risk Factors” in BioXcel’s prospectus dated March 7, 2018, and BioXcel’s other filings made with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as BioXcel’s current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. BioXcel cannot guarantee future results, events, levels of activity, performance or achievements. BioXcel does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by law.